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                                                                      EXHIBIT 12

                      ROCKWELL INTERNATIONAL CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                                  --------------------------------------------------
                                                    1994       1993      1992      1991       1990
                                                  --------   --------   ------   --------   --------
                                                         (IN MILLIONS, EXCEPT RATIO AMOUNTS)
EARNINGS AVAILABLE FOR FIXED CHARGES:
  Income before income taxes and change in
     accounting.................................. $1,021.3   $  904.1   $778.4   $1,023.5   $1,052.0
  Adjustments:
     Undistributed loss (income) of affiliates...     (2.2)       (.4)     3.4       18.4       12.5
     Minority interest in loss of
       subsidiaries..............................      6.1        5.6      2.8         .6        3.0
                                                  --------   --------   ------   --------   --------
                                                   1,025.2      909.3    784.6    1,042.5    1,067.5
                                                  --------   --------   ------   --------   --------
     Add fixed charges included in earnings:
          Interest expense.......................     96.6      104.1    107.4      135.1      144.3
          Interest element of rentals............     59.2       57.5     62.8       69.3       66.2
                                                  --------   --------   ------   --------   --------
            Total................................    155.8      161.6    170.2      204.4      210.5
                                                  --------   --------   ------   --------   --------
     Total earnings available for fixed
       charges................................... $1,181.0   $1,070.9   $954.8   $1,246.9   $1,278.0
                                                  ========   ========   ======   ========   ========
FIXED CHARGES:
  Fixed charges included in earnings............. $  155.8   $  161.6   $170.2   $  204.4   $  210.5
  Capitalized interest...........................      4.3        2.8      2.9        4.1        3.7
                                                  --------   --------   ------   --------   --------
       Total fixed charges....................... $  160.1   $  164.4   $173.1   $  208.5   $  214.2
                                                  ========   ========   ======   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES...............      7.4        6.5      5.5        6.0        6.0
                                                  ========   ========   ======   ========   ========

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In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes and change in accounting for retirement medical benefits adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.